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                                                                     EXHIBIT 4.9


                             AMENDMENT NO. 4 TO THE
                                 GADZOOKS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         The Gadzooks, Inc. Employee Stock Purchase Plan, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 (the "PLAN"), is hereby further amended as follows:

         1. Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

                  "4.1 Annual Offerings. The Plan will be implemented by 180 monthly offerings of the Company's Common Stock (the "OFFERINGS") commencing respectively on April 1, 1998 and the first day of each calendar month thereafter, ending with March 31, 2013, subject to any suspensions of Offerings deemed necessary or advisable by the Committee. Each Offering shall terminate on the last day of each such month respectively. The aggregate number of shares that may be issued under the Plan is 160,000 minus the number of shares (subject to adjustment pursuant to Section 12.3 hereof) that have been issued under the Plan prior to April 30, 2003. The commencement date of each Offering ("OFFERING COMMENCEMENT DATE") shall be the first day of each calendar month in the period beginning April 1, 1998 and ending March 31, 2013. The termination date of each Offering ("OFFERING TERMINATION DATE") shall be the last day of each such calendar month."

         2. Section 10.1 of the Plan is hereby amended and restated in its entirety to read as follows:

                  "10.1 Maximum Shares. The maximum number of shares that shall be reserved for issuance under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.3 hereof shall be 160,000 shares minus the number of shares (as appropriately adjusted pursuant to Section 12.3 hereof) that have been issued under the Plan prior to April 30, 2003. Such shares may be newly issued by the Company or may be purchased by the Company on the open market. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI above exceeds the maximum number of shares available pursuant to the Plan, the Company shall make a pro rata allocation of the shares available for delivery and distribution in a nearly uniform matter as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned as promptly as possible."

         3. Section 12.5 of the Plan is hereby amended and restated in its entirety to read as follows:

                  "12.5 Effective Date. The Plan became effective as of April 1, 1998, Amendment No. 1 became effective as of March 30, 2000, Amendment No. 2 became effective as of November 29, 2001, and Amendment No. 3 became effective as of April 23, 2002. Amendment No. 4 to the Plan shall become effective as of June 17, 2003, subject to approval by the holders of a majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 2003. If Amendment No. 4 to the Plan is not so approved, the Amendment shall not become effective."

         4. In all other respects, the Plan shall remain unchanged and in full force and effect.

                            [Signature Page Follows]





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           IN WITNESS WHEREOF, the foregoing amendment is hereby duly executed by the corporate officer signing below as of June 17, 2003.

                                 GADZOOKS, INC.


                                 By:       /s/ James A. Motley
                                        ---------------------------------------
                                 Name:  James A. Motley
                                 Title: Vice President, Chief Financial Officer
                                        and Secretary











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